Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-4 of our audit report dated May 4, 2026 and review report dated October 16, 2026, with respect to the financial statements of Alchemy Acquisition Holdings, Inc. included in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Horowitz & Ullmann, P.C.

New York, NY
November 9, 2026